UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2011

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 10, 2011, the Compensation Committee of the Board approved an amended and restated employment agreement with the Company’s president and chief executive officer James S. J. Manuso (the “Amended Agreement”), for execution by the Company and Dr. Manuso.  The Amended Agreement supersedes and replaces Dr. Manuso’s prior employment agreement dated October 1, 2010, and makes the following changes to the prior agreement:

•                  In the event of an “Involuntary Termination” within one year following a “Change in Control” of the Company (as such terms are defined in the Amended Agreement), Dr. Manuso will be entitled to receive, in addition to the cash severance and stock option acceleration provided under the prior agreement: (i) accelerated vesting of all equity awards, (ii) extended post-termination exercise period for stock options to one year following termination (or through the original option term, if less) and (iii) Company reimbursement of COBRA premiums for a period not to exceed eighteen months following a termination or earlier if Dr. Manuso secures other employer coverage (or an alternative taxable cash benefit if the Company determines the foregoing benefit would potentially violate health plan regulations).

•                  Addition of a Tax Code Section 280G “best results” provision.  Under the provision, if Dr. Manuso is entitled to receive payments that constitute “parachute payments” subject to Section 280G, then such amounts would be (i) paid in full, subject to taxes imposed as a result of Section 280G, or (ii) paid in a reduced amount that would be exempt from Section 280G, whichever provides the better net after-tax result to Dr. Manuso.  The prior agreement provided only for reduction in payments subject to Section 280G.

The Amended Agreement makes no other material amendments to the terms and provisions of the prior employment agreement.  The foregoing summary is qualified by reference to the full text of the amended and restated agreement, furnished as an exhibit to this Current Report on Form 8-K.

In addition, on March 10, 2011, the Compensation Committee of the Board approved the amendment and restatement of the Company Severance Benefit Plan for Officers (the “Officer Severance Plan”).  The material changes to the Officer Severance Plan are:

•                  Revising the definition of “Eligible Employee” to make the determination of eligibility automatic under the terms of the plan and eliminate the requirement that participants receive written notice of participation from the Company.

•                  Adding definitions for the terms “Change of Control,” “Involuntary Termination, “Cause” and “Disability,” relating to eligibility for severance benefits under the plan.

•                  Certain additional benefits are provided for severance-eligible terminations that occur within twelve months following a Change of Control of the Company.  Under the provision, (i) the computation of cash severance will differ from covered terminations not within the Change of Control period, but will not exceed eighteen months of base salary, (ii) all equity awards will receive full vesting acceleration and the post-termination exercise period for stock options will be extended to one year following termination (or through the original option term, if less), consistent with the Company’s historical practice of providing officers with double-trigger option vesting and extended post-termination exercise periods outside of the Officer Severance Plan, and (iii) Company reimbursement of COBRA premiums will extend for the period used to determine cash severance, not to exceed eighteen months.  Plan benefits are offset by severance provided under any individual employment agreements.

•                  Revision of plan terms relating to the timing of execution of a release of claims following termination of employment to ensure compliance with tax requirements under Tax Code Section 409A.

•                  Addition of a Tax Code Section 280G “best results” provision identical to the provision described above in the summary of Dr. Manuso’s agreement.

•                  Actions to amend or terminate the Officer Severance Plan will require approval by the Compensation Committee of the Board.  The prior plan authorized such actions by the Company CEO or CFO.

The foregoing description of the amendments to the Officer Severance Plan is not a complete description of the changes and is qualified by reference to the full text of the amendment to the Severance Benefit Plan for Officers, which the Company has furnished as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Amended and Restated Executive Employment and Confidential Information and Invention Assignment Agreement effective March 10, 2011 by and between Registrant and James S. J. Manuso

99.2	Severance Benefit Plan for Officers effective March 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

	By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin
Chief Financial Officer

Date: March 11, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Executive Employment and Confidential Information and Invention Assignment Agreement effective March 10, 2011 by and between Registrant and James S. J. Manuso

99.2	Severance Benefit Plan for Officers effective March 10, 2011